HEI Exhibit 12 (page 1 of 2)

Hawaiian Electric Industries, Inc.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	2006		2005		2004
Years ended December 31	(1)	(2)	(1)	(2)	(1)	(2)
(dollars in thousands)

Fixed charges
Total interest charges (3)	$148,160	$221,774	$144,671	$196,735	$142,779	$189,963
Interest component of rentals	4,729	4,729	4,133	4,133	3,935	3,935
Pretax preferred stock dividend requirements of subsidiaries	2,974	2,974	2,976	2,976	2,956	2,956
Preferred securities distributions of trust subsidiaries	—	—	—	—	—	—

Total fixed charges	$155,863	$229,477	$151,780	$203,844	$149,670	$196,854

Earnings
Pretax income from continuing operations	$171,055	$171,055	$201,344	$201,344	$200,219	$200,219
Fixed charges, as shown	155,863	229,477	151,780	203,844	149,670	196,854
Interest capitalized	(2,879)	(2,879)	(2,020)	(2,020)	(2,542)	(2,542)

Earnings available for fixed charges	$324,039	$397,653	$351,104	$403,168	$347,347	$394,531

Ratio of earnings to fixed charges	2.08	1.73	2.31	1.98	2.32	2.00

(1)	Excluding interest on ASB deposits.
(2)	Including interest on ASB deposits.
(3)	Interest on nonrecourse debt from leveraged leases is not included in total interest charges nor in interest expense in HEI’s consolidated statements of income.

HEI Exhibit 12 (page 2 of 2)

Hawaiian Electric Industries, Inc.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

Continued

	2003		2002
Years ended December 31	(1)	(2)	(1)	(2)
(dollars in thousands)

Fixed charges
Total interest charges (3)	$138,808	$192,616	$151,543	$225,174
Interest component of rentals	4,214	4,214	4,501	4,501
Pretax preferred stock dividend requirements of subsidiaries	3,082	3,082	3,069	3,069
Preferred securities distributions of trust subsidiaries	16,035	16,035	16,035	16,035

Total fixed charges	$162,139	$215,947	$175,148	$248,779

Earnings
Pretax income from continuing operations	$182,415	$182,415	$181,909	$181,909
Fixed charges, as shown	162,139	215,947	175,148	248,779
Interest capitalized	(1,914)	(1,914)	(1,855)	(1,855)

Earnings available for fixed charges	$342,640	$396,448	$355,202	$428,833

Ratio of earnings to fixed charges	2.11	1.84	2.03	1.72

(1)	Excluding interest on ASB deposits.
(2)	Including interest on ASB deposits.
(3)	Interest on nonrecourse debt from leveraged leases is not included in total interest charges nor in interest expense in HEI’s consolidated statements of income.